Exhibit 10.1

AMENDMENT AND RESTATEMENT WITH RESPECT TO

WAIVER OF CERTAIN RIGHTS UNDER LICENSE AGREEMENT

This Amendment and Restatement Agreement (this “Restatement”), effective as of February 28, 2023 (the “Effective Date”), is made by and among ZyVersa Therapeutics, Inc., a Delaware corporation (“Company” or “Licensee”), and L&F Research, LLC, a Florida limited liability company (“LFR”), to amend and restate that certain Waiver Agreement, dated as of March 2, 2022 (the “Original Agreement”), as amended by the Amendment dated as of August 26, 2022 (the “First Amendment”) and the Second Amendment, dated as of December 1, 2022 (the “Second Amendment” and the Original Agreement, as amended by the First Amendment and the Second Amendment, the “Agreement”). Copies of the Original Agreement, First Amendment and Second Amendment are attached hereto as Exhibit 1. All capitalized terms used and not defined herein shall have the meanings set forth in the License.

Recitals

WHEREAS, Company and LFR entered into a license agreement on December 15, 2015 which license was amended by Amendment 1 effective as of January 9, 2020 (the “License’)

WHEREAS, under Section 9.2 of the License, if Licensee has failed for any reason to pay LFR any or all money owed when and as due under the License (such failure being a “Payment Breach” under the License), then LFR can terminate the License on 10 days written notice to Licensee (the “LFR Termination Right”) or keep the License in place and pursue legal and equitable remedies (the “LFR Remedies Right”); and

WHEREAS, Section 4.3 of the License provides that FDA’s acceptance of an IND for a “Compound” or “Product” constitutes a Compensation Milestone Event triggering the obligation of Licensee to pay $500,000 to LFR within 30 days (the “IND Milestone Payment”); and

WHEREAS, Section 4.3 of the License further provides that successful completion of Phase 1 Clinical Trial program with results sufficient to commence Phase 2a Clinical Trial, or commencement of Phase 2a Clinical Trial without the necessity of Phase 1 Clinical Trials, with FDA concurrence (this being referred to as the “Phase 1/Phase 2 Milestone”) constitutes a Compensation Milestone Event triggering the obligation of Licensee to pay $500,000 to LFR within 30 days (the “First Phase1/Phase2 Milestone Payment”), and to pay an additional $500,000 to LFR on the first anniversary of the achievement of the Phase1/Phase 2 Milestone (the “Second Phase1/Phase 2 Milestone Payment”); and

WHEREAS, on February 20, 2020, the FDA issued a “Study May Proceed” Letter (the “FDA Letter”) to Licensee, authorizing Licensee’s commencement of Phase 2 clinical trials of a Compound and constituting the FDA’s acceptance of Licensee’s IND with respect thereto; and

WHEREAS, the FDA Letter, constituting the FDA’s acceptance of Licensee’s IND and authorizing Licensee’s commencement of Phase 2 clinical trials of a Compound, triggered Licensee’s obligation under Section 4.3 of the License to pay LFR (a) both the IND Milestone Payment and the First Phase 1/Phase 2 Milestone Payment on or before March 21, 2020, and (b) the Second Phase 1/Phase 2 Milestone Payment on or before February 20, 2021; and

WHEREAS, as of the Effective Date, Licensee has not yet paid LFR the IND Milestone Payment or the First Phase 1/Phase 2 Milestone Payment or the Second Phase 1/Phase 2 Milestone Payment, nor has LFR at any time provided Licensee a termination notice under Section 9.2 of the License with respect to said ongoing Payment Breaches;

WHEREAS, Licensee previously requested LFR’s waiver of the LFR Termination Right and the LFR Remedies Right solely with respect to the Payment Breaches relating to the IND Milestone Payment and the First Phase 1/Phase 2 Milestone Payment and the Second Phase 1/Phase 2 Milestone Payment, and LFR granted such a waiver in the Agreement, running past the date hereof, to March 31, 2023; and

WHEREAS, Licensee has requested that LFR agree to amend and restate the existing arrangement pursuant to the terms of this Restatement, and LFR is willing to do so on the terms and subject to the limitations set forth below.

NOW, THEREFORE, in receipt of consideration the receipt and sufficiency of which is acknowledged, LFR and Licensee agree as follows:

1. The Recitals set forth above are incorporated herein by reference and made a part of this Restatement.

2. LFR hereby waives both the LFR Termination Right and the LFR Remedies Right, solely to the extent said LFR Termination Right and LFR Remedies Right would be triggered by the failure of Licensee to pay to LFR part or all of the IND Milestone Payment (the “IND Milestone Payment Breach”) or the First Phase 1/Phase 2 Milestone Payment (the “First Phase 1/Phase 2 Milestone Payment Breach”; and the IND Milestone Payment Breach and the First Phase 1/Phase 2 Milestone Payment Breach being collectively the “First Two Breaches”) which waiver shall remain in effect during the period from March 22, 2020 through March 31, 2023, inclusive (the “Waiver Period A”).

3. LFR hereby waives both the LFR Termination Right and the LFR Remedies Right, solely to the extent said LFR Termination Right and LFR Remedies Right would be triggered by the failure of Licensee to pay to LFR part or all of the Second Phase 1/Phase 2 Milestone Payment (the “Second Phase 1/Phase 2 Milestone Payment Breach”; also, the “Third Breach”) which waiver shall remain in effect during the period from March 22, 2020 through the earlier of (a) January 31, 2024, and (b) the date that is ten business days after the effective date on which Company shall have received the net proceeds from raising a cumulative aggregate of $30,000,000 or more of new equity capital after the Effective Date, inclusive (the “Waiver Period B”).

4. Notwithstanding anything contained elsewhere herein, if the License is terminated pursuant to its terms or rescinded, revoked or otherwise voided at any time on or before May 31, 2024 for any reason other than (a) the First Two Breaches during Waiver Period A, then the waivers set forth in Section 2 above will be null and void as if never granted, and the obligation of Licensee to pay LFR the IND Milestone Payment and the First Phase 1/Phase 2 Milestone Payment on or before March 21, 2020 will be reinstated as if the waiver in Section 2 had never been provided; or (b) the Third Breach during Waiver Period B, then the waiver set forth in Section 3 above will be null and void as if never granted, and the obligation of Licensee to pay the Second Phase1/Phase 2 Milestone Payment on or before February 20, 2021 will be reinstated as if the waiver in Section 3 above had never been provided.

5. Notwithstanding anything contained elsewhere herein, if the Licensee undergoes a Bankruptcy Event at any time on or before May 31, 2024, then the waivers in Section 2 and Section 3 above will be null and void as if never granted, and the obligation of Licensee to pay LFR the IND Milestone Payment and the First Phase 1/Phase 2 Milestone Payment on or before March 21, 2020, and the obligation of Licensee to pay the Second Phase1/Phase 2 Milestone Payment on or before February 20, 2021, will be reinstated as if the waivers in Section 2 and Section 3 above had never been provided. For purposes hereof, a “Bankruptcy Event” shall mean (a) the Licensee commencing any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (b) the Licensee making a general assignment for the benefit of its creditors; or (c) the commencement against the Licensee of any such case, proceeding or other action which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for 60 days.

6. For the sake of clarity, LFR does not hereby waive either or both of the LFR Termination Right and/or the LFR Remedies Right arising from (a) a failure by Licensee to satisfy its obligation to pay to LFR any or all of the $500,000 IND Milestone Payment or the $500,000 First Phase 1/Phase 2 Milestone Payment (i) following expiration of Waiver Period A or (ii) during or after Waiver Period A if there occurs a termination of the License in circumstances described in Section 4 above or (iii) during or after Waiver Period A if there occurs a Bankruptcy Event as described in Section 5 above, or (b) a failure by Licensee to satisfy its obligation to pay to LFR any or all of the $500,000 Second Phase 1/Phase 2 Milestone Payment (i) following expiration of Waiver Period B or (ii) during or after Waiver Period B if there occurs a termination of the License in circumstances described in Section 4 above or (iii) during or after Waiver Period B if there occurs a Bankruptcy Event as described in Section 5 above, or (c) a failure by Licensee to timely pay to LFR any other amount when due under the License; and LFR does not hereby waive any rights under the License other than those expressly waived hereby on the conditions set forth herein.

7. Further, the parties hereto agree that the above-described aggregate Milestone Payments of $1,500,000 due to LFR by the Company shall be paid and satisfied as follows: (a) $1,000,000 in consideration consisting of (i) a cash payment in the amount of $648,421 to be made by the Company to LFR on or before March 31, 2023 and (ii) forgiveness by the Company, in one transaction on or before March 31, 2023, of $351,579 in aggregate principal amount outstanding under that certain Promissory Note, dated December 13, 2020, between LFR, as the borrower, and the Company, as the lender (the “Note”); and (b) a cash payment in the amount of $500,000 to be due and paid at the earlier of (i) January 31, 2024, and (ii) the date that is ten business days after the effective date on which the Company shall have received the net proceeds from raising a cumulative aggregate of $30,000,000 or more of new equity capital after the Effective Date. The parties hereto further agree that in the event that (A) the Company does not both (1) pay LFR the entire $648,421 cash portion of the first $1,000,000 in consideration described in clause (a) of the immediately preceding sentence on or before March 31, 2023, and (2) forgive the said $351,579 in aggregate principal amount under the Note in its entirety in one transaction on or before March 31, 2023, then in such case, the waivers set forth in Section 2 above will be null and void as if never granted, and the obligation of Licensee to pay LFR the IND Milestone Payment and the First Phase 1/Phase 2 Milestone Payment on or before March 21, 2020 will be reinstated as if the waivers in Section 2 above had never been provided; and (B) the Company does not pay LFR the entire $500,000 cash payment described in clause (b) of the immediately preceding sentence on the earlier of (1) January 31, 2024, and (2) the date that is ten business days after the effective date on which Company shall have received the net proceeds from raising a cumulative aggregate of $30,000,000 or more of new equity capital after the Effective Date, inclusive, then in such case, the waiver set forth in Section 3 above will be null and void as if never granted, and the obligation of Licensee to pay LFR the Second Phase 1/Phase 2 Milestone Payment on or before February 20, 2021, will be reinstated as if the waiver in Section 3 above had never been provided.

8. Note provisions.

(a) Interest due to the Company from LFR. The Company acknowledges that LFR has timely paid all interest due on the Note through December 13, 2022. Under Section 3.3 of the Note, LFR is to pay the Company accrued interest on all prepaid amounts of the Note at the Applicable Rate of 1.17% to the date of prepayment. The parties acknowledge that the amount of interest owed to the Company by LFR for the period since December 14, 2022 will depend on the exact date of the Company’s forgiveness of the $351,579 principal amount owed, which is anticipated to be on or before March 31, 2023 pursuant to this Restatement. Accordingly, the Parties agree that upon the Company’s written notice that the Company has forgiven the entire $351,579 principal amount of the Note, said notice to contain a copy (emailed PDF being acceptable) of the executed Note marked “CANCELED; PAID IN FULL” and signed by an officer of the Company, LFR will, within ten business days, wire to the Company the entirety of the amount of interest due from December 14, 2022 through the forgiveness date of the canceled Note.

(b) Administrative Fee. Under Section 5.6 of the Note, the $6,000 annual Administrative Fee payable to LFR by the Company each December 13, shall cease being payable upon the forgiveness of the entirety of the $351,579 principal amount of the Note. Accordingly, the parties agree that upon the forgiveness of the entirety of the $351,579 principal amount of the Note, and not before, the obligation on the Company’s part to make any payment to LFR of any Administrative Fee under Section 5.6 of the Note shall cease, and no further amounts in respect thereof shall be payable to LFR at any time. No previously paid Administrative Fee will be refunded in whole or in part to the Company by LFR.

9. Put Expiry. On December 13 2020, the Company and LFR entered into a Put Option Agreement (the “Put”), pursuant to which the Company granted LFR the right to put (i.e., sell) to the Company certain shares of the Company’s common stock at a price specified in the Put (the “Put Right”). Section 2(a) of the Put provides that the Put Right shall end as of the date the Note is repaid in full. Accordingly, the parties agree that effective as of the date of the Company’s forgiveness of the entirety of the $351,579 principal amount of the Note, and not before, the Put Right shall have expired and no longer be exercisable by LFR in whole or in part.

10. This Restatement (a) supersedes and replaces the Agreement, (b) contains the entire agreement of LFR and Licensee concerning the subject matter hereof, (c) may be altered only in writing signed by both Parties, (d) shall become effective once signed by both Parties below and (e) may be executed in counterparts, each of which shall be an original, but when taken together, such counterparts shall constitute one and the same instrument. This Restatement shall be governed by the laws of the state of Florida.

[Signature Page Follows]

In Witness Whereof, the Parties haves duly executed this Restatement by signing below.

L&F Research LLC

By:	/s/ Marc A. Golden
Name:	Marc A. Golden
Title:	CEO
Date:	2/28/2023

ACCEPTED AND AGREED TO:

ZyVersa Therapeutics, Inc.

By:	/s/ Steve Glover
Name:	Steve Glover
Title:	CEO
Date:	3/1/2023